UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/08/2008

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

801 West Bay Street
Jacksonville, Florida 32204

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 8, 2008, at the annual meeting of stockholders of Interline Brands, Inc. (NYSE: IBI) (the "Company"), the Company's stockholders approved certain amendments to the Interline Brands, Inc. 2004 Equity Incentive Plan (as amended, the "2004 Plan"). The amendments were adopted by the Company's Board of Directors (the "Board") on March 14, 2008, subject to stockholder approval. These amendments (1) increased the number of shares of the Company's common stock reserved for issuance and available for future grant under the 2004 Plan by 2,442,112 shares, (2) modified the method by which shares underlying grants of awards are counted against the share pool limitations under the 2004 Plan, (3) increased the annual per person limits on certain types of awards, (4) increased the number of different types of performance measures that may be used by the Compensation Committee of the Board for performance-based awards under the 2004 Plan, (5) permit the Compensation Committee of the Board to delegate authority for granting awards to certain officers of the Company and (6) removed the Company's discretion with respect to certain adjustments of outstanding awards in connection with certain changes in capitalization of the Company. In addition, certain definitions used in the 2004 Plan and certain administrative provisions of the 2004 Plan relating to transferability of awards, compliance with foreign laws and compliance with new deferred compensation rules under Section 409A of the Internal Revenue Code were amended. A copy of the 2004 Plan was attached as Appendix A to the Company's definitive proxy statement and is incorporated by reference into this report.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: May 14, 2008	By:	/s/ Thomas J. Tossavainen
Thomas J. Tossavainen
Chief Financial Officer